                             EMPLOYMENT AGREEMENT


          EMPLOYMENT AGREEMENT, dated as of May 11, 1998 by and among LPA HOLDING CORP., a Delaware corporation ("LPA Holdings"), LA PETITE ACADEMY, INC., a Delaware corporation (the "Company") and James R. Kahl ("Executive").

                                   RECITALS

          In order to induce Executive to agree to serve as Chief Executive Officer and President of the Company, LPA Holdings and the Company desire to provide Executive with compensation and other benefits on the terms and conditions set forth in this Agreement.

          Executive is willing to enter into such employment and perform services for the Company on the terms and conditions set forth in this Agreement.

          It is therefore hereby agreed by and among the parties as follows:

          1. Employment.

               (a) Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive during the term hereof as Chief Executive Officer and President. In his capacity as Chief Executive Officer and President of the Company, Executive shall have all of the customary powers, responsibilities and authorities of presidents and chief executive officers of corporations of the size, type and nature of the Company, as they exist from time to time, including, without limitation, supervision of the preparation of an operating budget with respect to each fiscal year of the Company, which budget (the "Annual Budget") (i) shall set forth target goals for the Company for each such Fiscal Year and (ii) shall be submitted to the Board of Directors of the Company (the "Board") for its approval. As used herein, "Fiscal Year" shall mean the fiscal year ending on the Saturday closest to the last day of August of each year. Executive's principal office shall be at the principal executive offices of the Company in the Kansas City Metropolitan Area.

               (b) The Company shall, during the term hereof, use its best efforts to cause the election and retention of Executive to the position of Chairman of the Board.

               (c) Subject to the terms and conditions of this Agreement, Executive hereby accepts employment as Chief Executive Officer and President of the Company and agrees to devote his full working time and efforts, to the best of his ability, experience and talent, to the performance of services, duties and responsibilities in connection therewith. Nothing in this Agreement shall preclude Executive from engaging, consistent with his duties and responsibilities hereunder, in charitable and community affairs, from managing his personal investments or, except as otherwise provided in Section 12 hereof, from serving as a member of boards of directors or as a trustee of other companies, associations or entities.

          2. Term of Employment. Executive's term of employment under this Agreement shall commence on May 11, 1998 (the "Commencement Date") and, subject to the terms hereof, shall


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terminate on the last day of the Fiscal Year ending in August 2002 (the
"Termination Date"); provided, however, that on the last day of the Fiscal Year ending in August 2002 and on each subsequent Fiscal Year end, the Termination Date shall automatically be extended for a period of one year, unless either party shall have given written notice to the other party not less than ninety days prior to the Termination Date that the Termination Date shall not be so extended.

          3. Compensation.

               (a) Initial Base Salary. The Company shall pay Executive a base salary ("Base Salary") at the annual rate of $297,500 with the Base Salary from the Commencement Date through August 29, 1998 to be the product of $297,500 multiplied by a fraction, the numerator of which is the number of calendar days from the Commencement Date through August 29, 1998 and the denominator of which is 365. The Base Salary shall be payable in accordance with the ordinary payroll practices of the Company.

               (b) Adjustments to Base Salary. Executive's annual rate of Base Salary shall be increased on the first day of each Fiscal Year during the term of Executive's employment hereunder (each such day being referred to as an "Adjustment Date") by (i) a percentage equal to the percentage increase in the Consumer Price Index for the Kansas City metropolitan area from the first day of the Fiscal Year preceding the Adjustment Date to the Adjustment Date, and (ii) any such additional amount as may be specified by the Board. Once so increased, the increased amount shall constitute Executive's Base Salary hereunder.

               (c) Annual Bonus. In addition to his Base Salary, Executive shall be entitled to receive a cash bonus (the "Bonus") with respect to each Fiscal Year (commencing with the Fiscal Year ending August 28, 1999). The Bonus shall be paid from the Company's two bonus pools (the "First Bonus Pool" and the "Second Bonus Pool", respectively) as follows:

                    (i) First Bonus Pool. Prior to the end of each Fiscal
               Year, the Board shall determine the target EBITDA for the immediately succeeding Fiscal Year (the "Plan EBITDA") and the aggregate size of the bonus pool for all participants in the First Bonus Pool based on the achievement of 95% of Plan

               EBITDA, 100% of Plan EBITDA and 115% Plan EBITDA. For purposes hereof, EBITDA shall be as defined in the Indenture dated as of May 11, 1998, among the Company, PNC Bank, as Trustee, and the other parties thereto. The Executive shall be entitled to a Bonus from the First Bonus Pool in an amount up to 180% of Base Salary as follows:

                         (A) On November 1, 1999 and on each succeeding
                    November 1 through and including the November 1 following the termination of Executive's employment under Section 6(a) hereof, the Company shall pay to Executive in cash up to one-quarter of the Bonus from the First Bonus Pool based on the achievement by the Executive of his personal management by objectives ("MBO"), as established by the Compensation Committee of the Board (the "Committee"); and

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                         (B) On November 1, 1999, and on each succeeding
                    November 1 through and including the November 1 following the termination of Executive's employment under Section 6(a) hereof, the Company shall pay to Executive a cash bonus based upon the attainment of a specified percentage of the actual EBITDA in relation to Plan EBITDA. No Bonus will be payable in the event that actual EBITDA is less than 95% of Plan EBITDA and the maximum bonus of three-quarters of 180% of Base Salary is payable only when actual EBITDA is 115% or more of Plan EBITDA. If actual EBITDA as a percentage of Plan EBITDA falls within one of the gradations specified below, three quarters of the percentage of Base Salary specified below will be earned in even increments within the relevant gradation.

                    Actual EBITDA As                     % of Base Salary
                    % of Plan EBITDA                      Earned as Bonus
                    ----------------                      ---------------
                      95.0%-100.0%                          0.0%-60.0%
                     100.1%-115.0%                         60.1%-180.0%

                    (ii) Second Bonus Pool. The aggregate amount of the Second
               Bonus Pool for all its participants will be equal to 10% of the aggregate amount of the First Bonus Pool for all its participants. The Executive will be entitled to receive a bonus out of the Second Bonus Pool in an amount to be determined by the Committee based on the Executive's individual performance.

               (d) Pro Rata Bonus. In the event of the termination of Executive's employment under Section 6(a) hereof prior to the end of a Fiscal Year, his Bonus in respect of such Fiscal Year shall be reduced to equal the product of the amount which would otherwise be payable to him in respect of such Fiscal Year pursuant to the preceding subparagraph (A) multiplied by a fraction of which the numerator is the number of calendar days from the first day of such Fiscal Year to the date of termination of Executive's employment hereunder and the denominator is 365.

               (e) 1998 Bonus. Notwithstanding anything to the contrary contained herein, with respect to the Bonus to be paid for Fiscal Year 1998, Executive shall participate in the La Petite Academy Senior Management Bonus Plan - 1998 Fiscal Year; provided, however, that the allocations of payments to be made out of the First Bonus Pool shall be allocated 75% based on Consolidated EBITDA and 25% based on personal MBO.

               (f) Compensation Plans and Programs. Executive shall participate in any compensation plan or program, annual or long-term, maintained by the Company on terms no less favorable than those applicable to other senior management personnel of the Company.

          4. Employee Benefits.

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               (a) Employee Benefit Programs, Plans and Practices. During the
          term of his employment hereunder, the Company shall provide to Executive coverage under any employee benefit programs, plans and practices (commensurate with his positions in the Company and to the extent possible under any employee benefit plan), in accordance with the terms hereof, which the Company makes available to its senior executive officers, including but not limited to (i) retirement, pension and profit-sharing, and (ii) medical, dental, hospitalization, life insurance, short and long-term disability, accidental death and dismemberment and travel accident coverage.

               (b) Vacation and Fringe Benefits.

                    (i) Executive shall be entitled to a paid vacation each
               Fiscal Year of no less than four weeks (consisting of seven calendar days each). The Company may, in its sole discretion, grant additional vacation time to Executive.

                    (ii) In addition, Executive shall be entitled to all of
               the perquisites and fringe benefits normally accorded the chief executive officer of the Company, including, without limitation, a car to be provided by the Company for Executive's use and the expenses of a country club of Executive's choice.

          5. Expenses. Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement, including without limitation, expenses for travel and similar items related to such duties and responsibilities. The Company will reimburse Executive for all such expenses upon presentation by Executive from time to time of an itemized account of such expenditures.

          6. Termination of Employment.

               (a) Termination Not for Cause or Termination for Good Reason.

                    (i) (A) The Company may terminate Executive's employment
               at any time, and Executive may terminate his employment at any time. If Executive's employment is terminated by the Company other than for Cause (as defined in Section 6(e)(ii) hereof) or due to Executive's death or Permanent Disability (as defined in Section 6(c) hereof) or Executive terminates his employment for Good Reason (as defined in Section 6(a)(ii) hereof) in any of the foregoing cases prior to the last day of the Fiscal Year ending in August 2002, Executive shall be entitled to receive from the Company, in lieu of any other cash compensation provided for herein but not in substitution for compensation already paid or earned, 26 equal bi-weekly payments (except as provided below with respect to the Bonus) the sum of which is equal to the sum of (A) Executive's Base Salary at its then current annual rate and (B) the Bonus paid to or accrued by the Company hereunder for the benefit of Executive in respect of the Fiscal Year preceding the Fiscal Year in which such termination occurs; provided, however, that if a termination under this Section 6(a) occurs after February 28 of any Fiscal Year, Executive shall instead be entitled to receive the Bonus in respect of such Fiscal Year payable as follows: On the November 1 following the date of termination,

               Executive shall be entitled to receive a lump sum payment in an amount equal to the product of the Bonus amount for the Fiscal Year in which the termination occurred multiplied by a fraction the numerator of which is the number of months from the date of termination to the November 1 following the date of termination and the denominator of which is 12 and, thereafter until the one year anniversary of Executive's termination in an amount equal to the amount of the Bonus for the Fiscal Year in which the termination occurred, divided by twelve, payable during such period in accordance with the Company's then existing payroll practices; provided, further, that in no event shall the sum of the lump sum and monthly payments in respect of the Bonus exceed the amount of the Bonus for the Fiscal Year in which the termination occurred.

                    (B) In addition, Executive shall (1) be entitled to
               receive, within a reasonable period of time after the date of termination, a cash lump sum equal to (x) any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon; and (y) any unpaid amounts, as of the date of such termination, in respect of the Bonus for the Fiscal Year ending before the Fiscal Year in which such termination occurs; (2) for the period from the date of termination of Executive's employment until the one year anniversary of the Termination Date (as then in effect), continue to be covered under and participate in the Company's employee benefit programs, plans and practices described in
               Section 4(a) hereof or under such other plans of the Company which provide for equivalent coverage to the extent and on the terms in effect on Executive's date of termination (other than any disability plan for which coverage cannot be maintained after such termination); (3) have such rights to payments under applicable plans or programs, including but not limited to those described in Section 3(d) hereof, as may be determined pursuant to the terms of such plans or programs; and (4) have provided to him at the Company's expense outplacement services, suitable office space, secretarial services and the use of an automobile for a period of one year from the date of termination.

                    (ii) For purposes of this Agreement, "Good Reason" shall
               mean the occurrence of any of the following events without Executive's express prior written consent and which event shall not have been cured within a reasonable period after notice from the Executive:

                         (A) the assignment to Executive by the Company of
                    duties substantially inconsistent with Executive's positions, duties, responsibilities, authorities, titles and offices as set forth in Section 1 hereof, or any material reduction by the Company of Executive's duties or responsibilities or any removal of Executive as the Chief Executive Officer or President of the Company, except in connection with the termination of Executive's employment for any other reason;

                         (B) a reduction by the Company in Executive's Base
                    Salary or Bonus (other than by reason of the terms of Section 3(c) hereof) as in effect at the commencement of employment hereunder or as the same may be increased from time to time during the terms of this Agreement;

                         (C) any material breach by the Company of any material
                    provision of this Agreement;

                         (D) a relocation of the Company's executive offices
                    to a location more than fifty miles outside of the Kansas City Metropolitan Area.


               (b) (i) For purposes of this Agreement, "Change of Control" shall mean the occurrence of any of the following events:

                         (A) the occurrence of both (A) the acquisition by an
                    entity of more than 30% of the outstanding capital stock or assets of the Company, other than (x) an entity which is an affiliate of the Company on the date hereof, or (y) an entity in which Executive owns at least 5% of the outstanding capital stock on a fully diluted basis ("Excluded Entities") or (B) the sale of more than 50% of the outstanding capital stock of the Company owned by LPA Holdings and its affiliates in the aggregate; or

                         (B) the approval by the shareholders of the Company,
                    of the merger or consolidation of the Company with any other corporation, the sale of substantially all the assets of the Company to any third party or the liquidation or dissolution of the Company, other than such a merger or consolidation with, sale to or liquidation into a company more than 50% of whose outstanding capital stock on a fully diluted basis is owned, after consummation of such transaction, by the stockholders of the Company, such stockholders' affiliates and/or any Excluded Entity.

                    (ii) In the event of a Change in Control, the failure of
               the Company to obtain the specific assumption of this Agreement by any successor of the Company, or in the event of a Termination Not for Cause or a Termination for Good Reason following a Change in Control, Executive shall receive two times the amounts specified in Section 6(a)(i)(A) hereunder payable in a lump sum and shall also receive the amounts specified in Section 6(a)(i)(B)(2) and (4) hereunder for a period of two years from the date on which a Change of Control occurs. For purposes of this Section 6(b)(ii), the term "Termination Not for Cause" shall include a failure to extend the Termination Date pursuant to Section 2.

                    (iii) (A) Notwithstanding anything in this Agreement to
               the contrary, in the event that the provisions of the Deficit Reduction Act of 1984 ("DEFRA") relating to "excess parachute payments" shall be applicable to any payment or benefit received or to be received by Executive in connection with a Change-in-Control of the Company, then the total amount of payments or benefits payable to Executive which are deemed to constitute parachute payments shall be reduced to the largest amount such that provisions of DEFRA relating to "excess parachute payment" shall no longer be applicable. Should such a reduction be required, the Executive shall determine, in the exercise of his sole discretion, which payment or benefit to reduce or eliminate. Pending such determination, the Company shall continue to make all other required payments to Executive at the time and in the manner provided herein and shall pay the largest portion of any parachute payments such that the provisions of DEFRA relating to "excess parachute payments" shall no longer be applicable.

                    (B) Due to the complexity in the application of Section
               280(G) of the Code, it is possible that payments made or benefits received hereunder should not have been made under subparagraph (ii)(a) above (an "Overpayment"). In the event that it is determined in writing by the Company's outside auditors in their reasonable good faith judgment or by any court of competent jurisdiction that an Overpayment has been made resulting in an "Excess Parachute Payment" as defined in
               Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), then any such Overpayment shall be treated for all purposes as an unsecured, long-term loan from the Company to the Executive, his personal representative, his successors or assigns, as the case may be, that is payable, together with accrued interest from the date of the making of the Overpayment at the rate of 8% per annum on the later to occur of the third anniversary of the payment of such Overpayment, or 6 months following the date upon which it is determined an Overpayment was made. Should it be determined that such an Overpayment has been made, the Executive shall determine, in the exercise of his sole discretion, which payments or benefits shall be deemed to constitute the Overpayment.

                    (c) Permanent Disability. If (i) Executive shall fail for
               a period of six consecutive months during the term of his employment hereunder, because of illness, physical or mental disability or other incapacity, to render the services provided for by this Agreement or (ii) at such earlier time as Executive or the Company submits satisfactory medical evidence that Executive has an illness, physical or mental disability or other incapacity which is expected to prevent him from returning to the performance of his work duties for six months or longer ("Permanent Disability"), the Company or Executive may terminate Executive's employment upon written notice thereof, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under this Section 6(c), and Executive shall receive or continue to receive, as the case may be:

                         (i) as soon as practicable after the date of
                    termination of Executive's employment pursuant to this
                    Section 6(c), a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;


                         (ii) any unpaid amounts, as of the date of such
                    termination, in respect of the Bonus for the Fiscal Year ending before such termination, which shall be payable on the date on which such Bonus is payable as specified in
                    Section 3(c)(i)(A) hereof;

                         (iii) on the November 1 following the end of the
                    Fiscal Year during which the termination of Executive's employment pursuant to this Section 6(c) occurs, an amount in respect of the Bonus for such Fiscal Year calculated on the basis specified in Section 3(c)(i)(B) hereof;

                         (iv) until the end of the term contemplated by this
                    Agreement (or, if earlier, the end of Executive's Permanent Disability or upon his death), annual amounts equal to no less than 60% of Executive's then annual Base Salary, reduced by any amounts received by Executive under any disability insurance policies with respect to which the Company paid the premiums; and

                         (v) such rights to payments under applicable plans or
                    programs, including but not limited to those described in
                    Section 3(d) hereof, as may be appropriate pursuant to the terms of such plans or programs.

                    (d) Death. In the event of Executive's death during the
               term of his employment hereunder, Executive's estate or designated beneficiaries shall receive:

                         (i) payments of Base Salary for a period of twelve
                    months after his date of death;

                         (ii) as soon as practicable after the date of
                    Executive's death, a cash lump sum equal to any compensation payments deferred by Executive, together with any applicable interest or other accruals thereon;

                         (iii) any unpaid amounts, as of the date of
                    Executive's death, in respect of the Bonus for the Fiscal Year ending before his death, which shall be payable on the date on which such Bonus is payable as specified in
                    Section 3(c)(i)(A) hereof;

                         (iv) on the November 1 following the end of the
                    Fiscal Year during which Executive's death occurs, an amount in respect of the Bonus for such Fiscal Year calculated on the basis specified in Section 3(c)(i)(B)

                    hereof;

                         (v) any death benefits provided under the employee
                    benefit programs, plans and practices described in Section 4(a) hereof, in accordance with their terms; and

                         (vi) such other payments under applicable plans or
                    programs, including but not limited to those described in
                    Section 3(d) hereof, as may be appropriate pursuant to the terms of such plans or programs.

                    (e) Voluntary Termination by Executive: Discharge for
               Cause.

                         (i) In the event that Executive's employment is
                    terminated by the Company for Cause, as hereinafter defined, or by Executive other than for Good Reason or other than as a result of Permanent Disability or death, prior to the Termination Date, Executive shall be entitled to receive all salary and benefits to which Executive is entitled up to and including the date of Executive's termination of employment hereunder, including, without limitation, compensation payments deferred by Executive. The obligations of the Company under this Agreement to make any further payments, or provide any benefits specified herein, to Executive shall cease and terminate on the date on which Executive's employment is terminated by the Company for Cause or by Executive other than for Good Reason or other than as a result of Permanent Disability or death. Termination of Executive in accordance with this Section 6(e) shall be communicated to Executive pursuant to a notice of a resolution of a majority of the Board determining that Executive is subject to Discharge for Cause as defined herein.

                         (ii) As used herein, the term "Cause" shall be
                    limited to (A) action by Executive involving willful malfeasance in connection with his employment having a material adverse effect on the Company, (B) material breach by Executive of this Agreement or any other agreement entered into between Executive and the Company,
                    (C) continuing refusal by Executive in willful breach of this Agreement to perform the duties ordinarily performed by a chief executive officer (other than any such failure resulting from his reasonably documented incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to him by the Board which demand specifically identifies the manner in which the Board believes that he has not substantially performed his duties or (D) Executive being convicted of any felony (or any misdemeanor involving the property or assets of the Company) under the laws of the United States or any State. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire Board at a meeting of the Board (after reasonable notice to Executive and opportunity for him, together with counsel, to be heard before the Board), finding that the Executive was guilty of conduct set forth above in this subsection.

     7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

                           To the Company and LPA Holdings

                                    La Petite Academy, Inc.
                                    14 Corporate Woods
                                    8717 W. 110th Street, Suite 300
                                    Overland Park, Kansas  66210

                                    with a copy to:

                                    LPA Investment LLC
                                    c/o Chase Capital Partners
                                    380 Madison Avenue, 12th Floor
                                    New York, N.Y.  10017

                           To Executive:

                                    James R. Kahl
                                    12324 El Monte
                                    Leawood, Kansas  66209


Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall constitute the time at which notice was given.

     8. Separability; Legal Fees; Arbitration. If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof, which shall remain in full-force and effect. In addition, the Company shall bear, or reimburse Executive for, all legal fees incurred in connection with entering into this Agreement and any other agreements being simultaneously entered into by the Company and Executive. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than Section 12 hereof) that cannot be resolved by Executive on the one hand and the Company on the other, including any dispute as to the calculation of Executive's benefits or any payments hereunder, shall be submitted to arbitration in Chicago, Illinois in accordance with Delaware law and the procedures of the American Arbitration Association. The determination of the arbitrators shall be conclusive and binding on the Company and Executive, and judgment may be entered on the arbitrators' award in any court having jurisdiction.

     9. No Obligation to Mitigate Damages. Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments under Section 6 hereof be subject to offset in respect of any claims which the Company have against Executive.

     10. Assignment. This contract shall be binding upon and inure to the benefit of the heirs and representatives of Executive and the assigns and successors of LPA Holdings and the Company, but neither this nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by LPA Holdings or by the Company, except that LPA Holdings and the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially all of the stock, assets or businesses of LPA Holdings or the Company.

     11. Amendment. This Agreement may only be amended by written agreement of the parties hereto.

     12. Nondisclosure of Confidential Information; Non-Competition.

          (a) Executive shall not, without the prior written consent of the Company, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information pertaining to the business of the Company, except (i) while employed by the Company, in the business of and for the benefit of the Company, or
     (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with purported or apparent jurisdiction to order Executive to divulge, disclose or make accessible such information. For purposes of this Section 12(a), "Confidential Information" shall mean non-public information concerning the Company's financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information of the Company that is not otherwise available to the public.

          (b) For a period of one year commencing on Executive's date of termination for any reason, Executive agrees that, without the prior written consent of the Company, he shall not, directly or indirectly, (i) either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any business which is in material competition with the business of the Company and/or its affiliates or (ii) solicit any employees of the Company and/or its affiliates.

          (c) For purposes of Section 12(b) hereof, a business shall be deemed to be in competition with the Company if it is significantly involved in the rendering of any service significantly purchased, sold, dealt in or rendered by the Company and/or its affiliates. As used in the preceding sentence, the term "significantly" shall be deemed to refer to activities generating gross annual sales of at least $25 million. Nothing in this
     Section 12 shall be construed so as to preclude Executive from investing in any publicly held company provided Executive's beneficial ownership of any class of such company's securities does not exceed 5% of the outstanding securities of such class.

          (d) Executive and the Company agree that the foregoing covenant not to compete is a reasonable covenant under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction such restraint is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of such covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended. Executive agrees that any breach of the covenants contained in this Section 12 would irreparably injure the Company. Accordingly, the Company may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter, restraining any further violation of this
     Section 12 by Executive.


     13. Beneficiaries; References. Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death, and may change such election, in either case by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative. Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

     14. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. The provisions of this Section 14 are in addition to the survivorship provisions of any other section of this Agreement.

     15. Governing Law. This Agreement shall be construed, interpreted and governed in accordance with the laws of the State of Delaware, without reference to rules relating to conflict of laws.

     16. Withholding. The Company shall be entitled to withhold from any payment hereunder any amount required by law to be withheld.

     17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

     18. Entire Agreement. This Agreement reflects the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and replaces and supercedes any prior employment agreements, including without limitation, that certain Employment Agreement dated as of July 23, 1993, by and among La Petite Acquisition Corp., the Company and the Executive, as the same may have been amended, supplemented or modified from time to time.


                                   * * * * *



                                         LA PETITE ACADEMY, INC.

                                         By:
                                            ---------------------------------
                                            Name:
                                            Title:

                                         LPA HOLDING CORP.

                                         By:
                                            ---------------------------------
                                            Name:
                                            Title:



                                            ---------------------------------
                                                        Executive